UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                               (Amendment No. 1)*

                               UnionBancorp, Inc.
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                                (Name of Issuer)

                          Common Stock, $1.00 par value
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                         (Title of Class of Securities)

                                    908908106
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                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of This Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[_]  Rule 13d-1(d)


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     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 908908106                   13G                   Page 2 of 6 Pages
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  1   NAME OF REPORTING PERSON: UnionBancorp, Inc. Employee Stock Ownership Plan

      I.R.S. Identification No. of Above Person (Entities Only)
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
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                           5   SOLE VOTING POWER
  NUMBER OF
   SHARES                            26,850 shares
BENEFICIALLY             -------------------------------------------------------
  OWNED BY                 6   SHARED VOTING POWER
    EACH
  REPORTING                          436,631 shares
   PERSON                -------------------------------------------------------
    WITH                   7   SOLE DISPOSITIVE POWER

                                     26,850 shares
                         -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                     None
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           463,481 shares
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.5%
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 12   TYPE OF REPORTING PERSON*

           EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 6 pages

     The Schedules 13G filed on February 6, 2004, February 6, 2003, February 13, 2002 and February 14, 2001, respectively, are hereby amended and restated by this Amendment No. 1 to such Schedules 13G.

Item 1(a).    Name of Issuer:

                UnionBancorp, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                321 West Main Street
                Ottawa, Illinois 61350

Item 2(a).    Name of Person Filing:

                UnionBancorp, Inc. Employee Stock Ownership Plan

Item 2(b).    Address of Principal Business Office, or if none, Residence:

                UnionBancorp, Inc. Employee Stock Ownership Plan
                Trustee - UnionBank
                201 East Main Street
                Streator, Illinois 61364

Item 2(c).    Citizenship:

                Delaware

Item 2(d).    Title of Class of Securities:

                Common Stock, $1.00 par value

Item 2(e).    CUSIP Number:

                908908106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b), check whether the person filing is a:

              (a)  [_]  Broker or dealer registered under Section 15 of the
                        Exchange Act.
              (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
              (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.
              (d)  [_]  Investment company registered under Section 8 of the
                        Investment Company Act.

                                Page 3 of 6 pages

              (e)  [_]  An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E).
              (f)  [X]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
              (g)  [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
              (h)  [_]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.
              (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
              (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.       Ownership

         (a)  Amount Beneficially Owned:
              463,481 shares

         (b)  Percent of Class:
              11.5%

         (c)  Number of shares as to which such person has:

              (i)      Sole power to vote or to direct the vote:
                       26,850 shares

              (ii)     Shared power to vote or to direct the vote:
                       436,631 shares

              (iii)    Sole power to dispose or to direct the disposition of:
                       26,850 shares

              (iv)     Shared power to dispose or to direct the disposition of:
                       none

Item 5.       Ownership of Five Percent or Less of a Class of a Class:

                N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

                N/A

                                Page 4 of 6 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                N/A

Item 8.       Identification and Classification of Members of the Group:

                N/A

Item 9.       Notice of Dissolution of Group:

                N/A

Item 10.      Certification:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                Page 5 of 6 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date: February 10, 2005


                                        UNIONBANCORP, INC. EMPLOYEE STOCK
                                        OWNERSHIP PLAN

                                        By:  UNIONBANK, its trustee

                                             /s/ DEWEY R. YAEGER
                                             -----------------------------
                                             Dewey R. Yaeger
                                             Chairman

                                Page 6 of 6 pages